Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Horizon Bancorp, Inc. on Form S-4 of our reports dated March 14, 2025 on our audits of the consolidated financial statements of Horizon Bancorp, Inc. as of December 31, 2024 and 2023 and for the three-year period ended December 31, 2024 and our audit of the internal control over financial reporting of Horizon Bancorp, Inc. as of December 31, 2024, which reports are included in the Annual report on Form 10-K. We also consent to the reference to our firm under the caption “Experts”.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana

October 23, 2025